UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2021
DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-25464	26-2018846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Volvo Parkway
Chesapeake,	Virginia	23320
(Address of principal executive offices)		(Zip Code)

(757) 321-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	DLTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Revolving Credit Facility

On December 8, 2021, Dollar Tree, Inc., a Virginia corporation (the “Company”), entered into a credit agreement (the “New Credit Agreement”), with JPMorgan Chase Bank, N.A., as agent, and the financial institutions from time to time party thereto, providing for a $1,500 million revolving credit facility (the “New Revolving Credit Facility”), of which up to $350 million is available for letters of credit.

The New Revolving Credit Facility matures on December 8, 2026, subject to extensions permitted under the New Credit Agreement.

Loans under the New Revolving Credit Facility will bear interest at an initial interest rate equal to the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus 1.125%, subject to adjustment based on (i) the Company’s credit ratings and (ii) the Company’s leverage ratio. The Company expects to pay certain commitment fees in connection with the New Revolving Credit Facility. The New Revolving Credit Facility allows voluntary repayment of outstanding loans at any time without premium or penalty, other than customary “breakage” costs with respect to SOFR loans. There is no required amortization under the New Revolving Credit Facility.

The New Revolving Credit Facility contains a number of affirmative and negative covenants that, among other things, and subject to certain significant baskets and exceptions, restrict the Company’s ability to incur subsidiary indebtedness, incur liens, sell all or substantially all of the Company’s (including the Company’s subsidiaries’) assets and consummate certain fundamental changes. The New Revolving Credit Facility also contains a maximum leverage ratio covenant and a minimum fixed charge coverage ratio covenant. The New Credit Agreement provides for certain events of default which, if any of them occurs, would permit or require the loans under the New Revolving Credit Facility to be declared due and payable and the commitments thereunder to be terminated.

The agent and lenders under the New Credit Agreement (the “Lenders”) and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Lenders and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking, hedging, brokerage and advisory services for the Company for which they have received, and will receive, customary fees and expenses. In particular, certain of the Lenders and their affiliates performed investment banking and financial advisory services and received associated customary fees and expenses in connection with the offering of the Company’s 2.650% Senior Notes due 2031 and 3.375% Senior Notes due 2051, issued on December 1, 2021.

A copy of the New Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the New Credit Agreement in this report is a summary and is qualified in its entirety by the terms of the New Credit Agreement attached hereto.

Item 1.02. Termination of a Material Definitive Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Termination of the Existing Credit Agreement

In connection with entry into the New Credit Agreement as described in Item 1.01 above, the Company terminated all commitments and fulfilled all obligations under the Company’s existing Credit Agreement, dated as of April 19, 2018, as amended, restated, supplemented or otherwise modified from time to time, by and among the Company, as borrower, the financial institutions from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Credit Agreement, dated as of December 8, 2021, by and among Dollar Tree, Inc., JPMorgan Chase Bank, N.A., as agent and the lenders and other parties thereto.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.

Date: December 9, 2021	By:	/s/ Kevin S. Wampler
Kevin S. Wampler
Chief Financial Officer